Exhibit 3.1_1

Joe Manchin, III		Penney Barker, Team Leader
Secretary of State	[SEAL]	Corporations Division
State Capitol Bldg.		Tel: (304) 558-8000
1900 Kanawha Blvd. East		Fax: (304) 558-5758
Charleston, WV 25305		Hrs- 8:30-5:00pm

www.wvsos.com	WEST VIRGINIA	business@wvsos.com
ARTICLES OF INCORPORATION
FEE: $25	PROFIT AMENDMENT
File One Original

In accordance with §31D-10-1006 of the Code of West Virginia, the undersigned corporation adopts the following Articles of Amendment to its Articles of Incorporation:

FIRST	The name of the corporation is MVB Financial Corp.

SECOND

The following amendment(s) to the Articles of Incorporation were adopted by: (check one of the following statements)

☒       the shareholders of the corporation

☐        the incorporators or board of directors and shareholder approval was not required.

THIRD	The date of the adoption of the amendment(s) was: April 20, 2004

FOURTH	Change of Name information or Text of Amendment

Change of name from:

To:

Other amendment(s) (attach additional pages to form, if needed)

See attached Appendix 1.

FIFTH	Contact name and number of person to reach in case of problem with filing: (optional, however, listing one may help to avoid a return or rejection of filing if there appears to be a problem with the document)

	Name: James R. Martin	Phone: 304-367-8688

SIXTH	Signature of person executing document:

	/s/ JAMES R. MARTIN	President
	Signature	Capacity in which he/she is signing
(example: president, chairman, etc.)

FORM CD-2	Issued by the WV Secretary of State	Revised 2/04

Appendix I

ARTICLES OF AMENDMENT

TO

ARTICLES OF INCORPORATION

OF

MVB FINANCIAL CORP.

Pursuant to the provisions of West Virginia Code Section 31D-10-1003, the undersigned corporation hereby adopts the following Articles of Amendment to its Articles of Incorporation:

FIRST: The name of the corporation is MVB Financial Corp.

SECOND: The following amendment to the Articles of Incorporation was adopted by the shareholders of the corporation on April 26, 2004, in the manner prescribed by West Virginia Code Section 31D-10-1001, et seq., and the corporation’s Articles of Incorporation:

RESOLVED, that Article V of the Articles of Incorporation be amended to read, in its entirety, as follows:

ARTICLE V

The amount of the total authorized capital stock of said corporation shall be nine million dollars ($9,000,000), which shall be divided into four million (4,000,000) shares of Common Stock with a value of $1.00 each per share, and five thousand (5,000) shares of Preferred Stock with a par value of $1,000 per share (“Preferred Stock”)

The Board of Directors shall have the power and authority at any time and from time to time to issue, sell or otherwise dispose of any unissued but authorized shares of any class or classes of stock presently provided for in the Articles of Incorporation, or that may hereafter be provided for by a subsequent amendment to the Articles of Incorporation, to such persons or parties, including the holders of Common Stock or Preferred Stock or of any such other class of stock, for such considerations (not less than the par value, if any, thereof) and upon such terms and conditions as the Board of Directors in its discretion may deem to be in the best interests of the corporation. Except as expressly provided to the contrary hereinafter, such issuance, sale or other disposition may be made without offering such shares, or any part of any class thereof, to the holders of Common Stock or Preferred Stock or any such other class of stock, and no such holder shall have any preemptive right to subscribe for any shares of the Common Stock and shall only have such preemptive rights with respect to the Preferred Stock to the extent the Board of Directors, in its discretion, determines.

Each holder of Common Stock of the corporation entitled to vote shall have one vote for each share thereof held.

The voting powers, designations, preferences, limitations, restrictions and relative rights of the Preferred Stock are as follows:

A. Issuance in Series. Preferred Stock may be issued from time to time in one or more series. All shares of Preferred Stock shall be of equal rank and shall be identical, except in respect of the particulars that are fixed in the Articles of Incorporation or may be fixed by the Board of Directors as hereinafter provided pursuant to authority which is hereby expressly vested in the Board of Directors; and each share of Preferred Stock, whether of the same or a different series, shall be identical in all respects with the other shares of Preferred Stock, except as to the following relative rights and preferences, as to which there may be variations between different series:

(i)	the rate of dividends;

(ii)	whether shares may be redeemed and, if so, the redemption price and the terms and conditions of redemption;

(iii)	whether shares may be converted to Common Stock and if so, the terms and conditions of conversion;

(iv)	the amount payable upon shares in event of voluntary and involuntary liquidation;

(v)	sinking fund provisions, if any, for the redemption or purchase of shares;

(vi)	the terms and conditions, if any, on which shares may be converted; and

(vii)	voting rights, if any.

The Board of Directors of the corporation shall have all of the power and authority with respect to the shares of Preferred Stock that the shareholders may delegate to the Board of Directors pursuant to the terms and provisions of Chapter 31D, Article 6, Sections 601 and 602 of the Code of West Virginia, as amended, and shall exercise such power and authority by the adoption of a resolution or resolutions as prescribed by law.

B. Dividends. The holders of the Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors, out of any funds legally available therefor, preferential dividends in cash, in the amounts or at the rate per annum fixed for such series, and no more. Dividends on shares of the Preferred Stock shall accrue from the date of the initial issue of shares of such series, or from such other date as may be fixed by the Board of Directors and shall be payable as determined by the Board of Directors. Each share of Preferred Stock shall rank on a parity with each other share of Preferred Stock, irrespective of series, with respect to preferential dividends at the respective amounts or rates fixed for such series, and no dividend shall be declared or paid or set apart for payment for the Preferred Stock of any series unless at the same time a dividend in like proportion to the accrued and unpaid dividends upon the Preferred Stock of each other series shall be declared or paid or set apart for payment, as the case may be, on Preferred Stock of each other series then outstanding.

C. Dividend Restriction on Junior Stock. So long as any shares of Preferred Stock are outstanding, the corporation shall not pay or declare any cash dividends whatsoever on the Common Stock or any other class of stock ranking junior to the Preferred Stock unless (i) all dividends on the Preferred Stock of all series for all past dividend periods shall have been paid, or declared and a sum sufficient for the payment thereof set apart, and (ii) there shall exist no default in respect of any sinking fund or purchase fund for the redemption or purchase of shares of Preferred Stock of any series or such default shall have been waived by the holders of at least a majority of the then issued and outstanding shares of Preferred Stock of such series by a vote at a meeting called for such purpose or by written waiver with or without a meeting.

D. Liquidation or Dissolution. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the corporation, then, before any distribution or payment shall be made to the holders of the Common Stock or any other class of stock of the corporation ranking junior to the Preferred Stock in respect of dividends or distribution of assets upon liquidation, the holders of the Preferred Stock shall be entitled to be paid in full, in the event of a voluntary or involuntary liquidation, dissolution or winding up, the respective amounts fixed for such series, plus in each case a sum equal to accrued and unpaid dividends thereon to the date of payment thereof. After such payment shall have been made in full to the holders of the Preferred Stock, the remaining assets and funds of the corporation shall be distributed among the holders of the stock of the corporation ranking junior to the Preferred Stock in respect of dividends or distribution of assets upon liquidation according to their respective rights and preferences and in each case according to their respective shares. In the event that the assets of the corporation available for distribution to holders of Preferred Stock shall not be sufficient to make the payment herein required to be made in full, such assets shall be distributed to the holders of the respective shares of Preferred Stock pro rata in proportion to the amounts payable upon such share thereof.

E. Status of Shares Redeemed or Retired. Preferred Stock redeemed or otherwise retired by the corporation shall, upon the filing of such statement as may be required by law, assume the status of authorized but unissued Preferred Stock and may thereafter be reissued in the same manner as other authorized but unissued Preferred Stock.

F. Amendments. Subject to such requirements as may be prescribed by law or as may be expressly set forth in the foregoing provisions of this Article V or in any amendment to these Articles establishing and designating a series of shares of Preferred Stock, any of the foregoing terms and provisions of this Article V may be altered, amended or repealed or the application thereof suspended or waived in any particular case and changes in any of the designations, preferences, limitations and relative rights of the Preferred Stock may be made with the affirmative vote, at a meeting called for that purpose, or the written consent with or without a meeting, of the holders of at least a majority of the then issued and outstanding shares of Preferred Stock.

THIRD: The number of shares of the corporation outstanding at the time of such adoption was 708,025 shares of common stock, par value $1.00 per share. The number of shares entitled to vote thereon was 708,025.

FOURTH: The number of shares that voted for such amendment was:

	Shares Voted FOR	Shares Voted AGAINST	ABSTAINED
Common Stock	488,315	14,176	1,343
Total Voted: 503,834	96.92%	2.81%	.27%

Dated: July 16, 2004

MVB FINANCIAL CORP.

By	/s/ JAMES R. MARTIN
James R. Martin